For Immediate Release

Contact: Jon Safran

713-209-8610

safran@cooperindustries.com

Cooper Industries Reports Fourth Quarter Record Revenues
and Record Earnings of $1.38 Per Share, Up 25 Percent

Fourth quarter revenues of $1.34 billion up 13 percent
Full year 2006 revenues of $5.18 billion up 10 percent
Full year continuing earnings of $5.16 per share up 25 percent

HOUSTON, January 25, 2007 – Cooper Industries, Ltd. (NYSE: CBE) today reported fourth quarter 2006 earnings per share of $1.38 (diluted), an increase of 25 percent compared with $1.10 continuing earnings per share for the fourth quarter of 2005. Fourth quarter 2006 revenues increased 13 percent to $1.34 billion, compared with $1.19 billion for the same period last year. For the fourth quarter of 2006, income from continuing operations was $128.6 million, compared with $104.0 million for the prior year’s fourth quarter. Earnings in the fourth quarter benefited from the December 9, 2006 extension of R&D Income Tax Credit, which positively impacted results by approximately $0.03 per share.

“We delivered a very strong finish to an outstanding year,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “Execution of our top-line growth and productivity strategies again drove solid revenue growth, strong margin performance and excellent cash flow in the fourth quarter.”

Revenues for the full year 2006 were $5.18 billion, a 10 percent increase compared with $4.73 billion in revenues for the full year 2005. Earnings per share from continuing operations were $5.16, compared with $4.12 for the same period in 2005, an increase of 25 percent. Income from continuing operations for the full year 2006 rose 24 percent to $484.3 million, compared with $391.1 million for the full year 2005.

“For the full year, both organic growth and our acquisition program contributed to a strong revenue performance, with solid earnings and margin expansion,” said Hachigian. “In 2006, Cooper generated $535.0 million in free cash flow, the sixth consecutive year that free cash flow has exceeded income from continuing operations. Our debt-to-total-capitalization ratio net of cash at December 31, 2006, was 19.1 percent and Cooper is now in the strongest financial position of our history.”

Segment Results

Electrical Products segment revenues for the fourth quarter of 2006 increased 14 percent to $1.13 billion, compared with $991.1 million in the fourth quarter of 2005. Currency translation increased revenues in the quarter by approximately 1 percent. Recent acquisitions contributed approximately 3 percent to the year-over-year growth. Segment operating earnings were $179.2 million, an increase of 25 percent from $143.2 million in the prior year’s fourth quarter. Segment operating margin improved to 15.8 percent for the fourth quarter of 2006, compared with 14.4 percent in the same period last year.

The increase in revenues for the Electrical Products segment was driven by strong shipments in the utility market, solid activity in industrial, and improving nonresidential construction markets. As anticipated, residential market activity was soft.

The Electrical Products segment revenues for the full year 2006 grew 11 percent to $4.43 billion, compared with $4.0 billion for the full year 2005. Operating earnings for the full year 2006 were $703.2 million, 20 percent above the $585.0 million recorded for the full year 2005.

Tools segment revenues for the fourth quarter of 2006 were $206.8 million, compared with 2005 fourth quarter revenues of $194.9 million, an increase of 6 percent. Currency translation increased revenues approximately 2 percent in the quarter. Segment operating earnings were $24.4 million, compared with $20.7 million for the fourth quarter of 2005. Segment operating margin for the fourth quarter of 2006 was 11.8 percent, compared with 10.6 percent for the same period last year.

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Tools segment revenues for the full year 2006 were $758.6 million, compared with $732.9 million for the full year 2005, up 4 percent. Operating earnings for the segment for the full year 2006 were $85.6 million, compared with $66.7 million for the full year 2005.

Outlook
“We are optimistic about Cooper’s prospects for 2007,” said Hachigian. “We have a diversified portfolio of businesses and have demonstrated the ability to execute upon our strategic initiatives. We see a continued favorable global economic outlook, augmented by our disciplined acquisition program.

“We have a strong management team in place and we remain committed to delivering a balance of growth, margin expansion and cash generation. For 2007, we expect earnings per share to increase 12 to 15 percent, with revenue gains in the range of 7 to 10 percent.”

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer with 2006 revenues of $5.2 billion, approximately 85 percent of which are from electrical products. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 29,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common platform for Cooper’s marketing and sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

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Comparisons of 2006 and 2005 fourth quarter and full year results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

Conference Call
Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s fourth quarter 2006 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 543-6408, using pass code 31077450, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 213-8899 and use pass code 31077450.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”

Informational exhibits concerning the Company’s fourth quarter performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.

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CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended December 31,
	2006	2005
	(in millions where applicable)
Revenues	$1,341.3	$1,186.0
Cost of sales	912.1	813.4
Selling and administrative expenses	246.4	230.5

Operating earnings	182.8	142.1
Interest expense, net	13.0	12.8

Income from continuing operations before income taxes	169.8	129.3
Income taxes	41.2	25.3

Income from continuing operations	128.6	104.0
Charge related to discontinued operations	—	227.2

Net income (loss)	$128.6	$(123.2)

Net Income (loss) per Common Share:
Basic:
Continuing operations	$1.41	$1.13
Discontinued operations charge	—	2.47

Net income (loss)	$1.41	$(1.34)

Diluted:
Continuing operations	$1.38	$1.10
Discontinued operations charge	—	2.40

Net income (loss)	$1.38	$(1.30)

Shares Utilized in Computation of Income (Loss) Per Common Share:
Basic	91.2 million	91.8 million
Diluted	93.3 million	94.5 million

PERCENTAGE OF REVENUES

	Quarter Ended December 31,
	2006	2005
Revenues	100.0%	100.0%
Cost of sales	68.0%	68.6%
Selling and administrative expenses	18.4%	19.4%
Operating earnings	13.6%	12.0%
Income from continuing operations before income taxes	12.7%	10.9%
Income from continuing operations	9.6%	8.8%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended December 31
Segment Information

	Quarter Ended December 31,
	2006	2005
	(in millions)
Revenues:
Electrical Products	$1,134.5	$991.1
Tools	206.8	194.9

Total	$1,341.3	$1,186.0

Segment Operating Earnings:
Electrical Products	$179.2	$143.2
Tools	24.4	20.7

Total Segment Operating Earnings	203.6	163.9
General Corporate Expense	20.8	21.8
Interest expense	13.0	12.8

Income from continuing operations before income taxes	$169.8	$129.3

	Quarter Ended December 31,
	2006	2005
Return on Sales:
Electrical Products	15.8%	14.4%
Tools	11.8%	10.6%
Total Segments	15.2%	13.8%

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CONSOLIDATED RESULTS OF OPERATIONS

	Twelve Months Ended Dec. 31,
	2006	2005
	(in millions where applicable)
Revenues	$5,184.6	$4,730.4
Cost of sales	3,516.4	3,243.8
Selling and administrative expenses	969.0	926.8

Operating earnings	699.2	559.8
Interest expense	51.5	64.8

Income from continuing operations before income taxes	647.7	495.0
Income taxes	163.4	103.9

Income from continuing operations	484.3	391.1
Charge related to discontinued operations	20.3	227.2

Net Income	$464.0	$163.9

Net Income Per Common share:
Basic:
Continuing operations	$5.28	$4.23
Discontinued operations charge	.22	2.46

Net income	$5.06	$1.77

Diluted:
Continuing operations	$5.16	$4.12
Discontinued operations charge	.21	2.39

Net income	$4.95	$1.73

Shares Utilized in Computation of Income Per Common Share:
Basic	91.8 million	92.5 million
Diluted	93.8 million	95.0 million

PERCENTAGE OF REVENUES

	Twelve Months Ended Dec. 31,
	2006	2005
Revenues	100.0%	100.0%
Cost of sales	67.8%	68.6%
Selling and administrative expenses	18.7%	19.6%
Operating earnings	13.5%	11.8%
Income from continuing operations before income taxes	12.5%	10.5%
Income from continuing operations	9.3%	8.3%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Twelve Months Ended December 31
Segment Information

	Twelve Months Ended Dec. 31,
	2006	2005
	(in millions)
Revenues:
Electrical Products	$4,426.0	$3,997.5
Tools	758.6	732.9

Total	$5,184.6	$4,730.4

Segment Operating Earnings:
Electrical Products	$703.2	$585.0
Tools	85.6	66.7

Total Segment Operating Earnings	788.8	651.7
General Corporate Expense	89.6	91.9
Interest expense	51.5	64.8

Income from continuing operations before income taxes	$647.7	$495.0

	Twelve Months Ended Dec. 31,
	2006	2005
Return on Sales:
Electrical Products	15.9%	14.6%
Tools	11.3%	9.1%
Total Segments	15.2%	13.8%

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	December 31,
	2006	2005
	(in millions)
ASSETS
Cash and cash equivalents	$423.5	$452.8
Receivables	896.0	842.4
Inventories	607.6	538.7
Deferred income taxes and other assets	266.6	297.2

Total current assets	2,193.7	2,131.1

Property, plant and equipment, less accumulated depreciation	665.4	673.7
Goodwill	2,336.9	2,084.0
Deferred income taxes and other noncurrent assets	178.8	326.3

Total assets	$5,374.8	$5,215.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$5.0	$7.6
Accounts payable	471.7	427.8
Accrued liabilities	522.3	518.0
Current discontinued operations liability	199.6	196.3
Current maturities of long-term debt	300.7	11.4

Total current liabilities	1,499.3	1,161.1

Long-term debt	702.8	1,002.9
Postretirement benefits other than pensions	83.2	163.0
Long-term discontinued operations liability	330.0	330.0
Other long-term liabilities	284.2	352.9

Total liabilities	2,899.5	3,009.9

Common stock	0.9	0.9
Capital in excess of par value	278.4	383.2
Retained earnings	2,324.4	1,997.4
Accumulated other nonowner changes in equity	(128.4)	(176.3)

Total shareholders’ equity	2,475.3	2,205.2

Total liabilities and shareholders’ equity	$5,374.8	$5,215.1

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	December 31,
	2006	2005
	(in millions where applicable)
Short-term debt	$5.0	$7.6
Current maturities of long-term debt	300.7	11.4
Long-term debt	702.8	1,002.9

Total debt	1,008.5	1,021.9
Total shareholders’ equity	2,475.3	2,205.2

Total capitalization	$3,483.8	$3,227.1

Total debt-to-total-capitalization ratio	28.9%	31.7%
Total debt	$1,008.5	$1,021.9
Less: Cash and cash equivalents	423.5	452.8

Net debt	$585.0	$569.1

Total capitalization	$3,483.8	$3,227.1
Less: Cash and cash equivalents	423.5	452.8

Total capitalization net of cash	$3,060.3	$2,774.3

Net debt-to-total-capitalization ratio	19.1%	20.5%

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Twelve Months Ended Dec. 31,
	2006	2005
	(in millions)
Cash flows from operating activities:
Net income	$464.0	$163.9
Plus: charge related to discontinued operations	20.3	227.2

Income from continuing operations	484.3	391.1
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	111.7	111.0
Deferred income taxes	15.4	21.5
Excess tax benefits from stock options and awards	(26.8)	—
Restructuring charge payments	—	(0.4)
Changes in assets and liabilities(1)
Receivables	(16.1)	(39.8)
Inventories	(43.3)	(17.6)
Accounts payable and accrued liabilities	1.3	86.8
Other assets and liabilities, net	74.9	20.9

Net cash provided by operating activities	601.4	573.5

Cash flows from investing activities:
Capital expenditures	(85.3)	(96.7)
Cash paid for acquired businesses	(280.4)	(7.1)
Proceeds from sales of property, plant and equipment and other	18.9	13.6

Net cash used in investing activities	(346.8)	(90.2)

Cash flows from financing activities:
Proceeds from issuances of debt	—	326.4
Repayments of debt	(14.8)	(710.4)
Debt issuance costs	—	(3.8)
Dividends	(137.0)	(138.1)
Subsidiary purchase of parent shares	(264.2)	(211.0)
Excess tax benefits from stock options and awards	26.8	—
Activity under employee stock plans and other	89.2	72.7

Net cash used in financing activities	(300.0)	(664.2)

Effect of exchange rate changes on cash and cash equivalents	16.1	(19.1)

Increase (decrease) in cash and cash equivalents	(29.3)	(200.0)
Cash and cash equivalents, beginning of year	452.8	652.8

Cash and cash equivalents, end of year	$423.5	$452.8

(1) Net of the effects of translation and acquisitions

Free Cash Flow Reconciliation

	Twelve Months Ended Dec. 31,
	2006	2005
	(in millions)
Net cash provided by operating activities	$601.4	$573.5
Less capital expenditures	(85.3)	(96.7)
Add proceeds from sales of property, plant and equipment and other	18.9	13.6

Free cash flow	$535.0	$490.4

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